EXECUTION VERSION

    Revenue Participation Rights
Purchase and Sale Agreement
By and Between
MorphoSys AG
and
    Royalty Pharma Investments 2019 ICAV
Dated as of June 2, 2021

TABLE OF CONTENTS
    i

985131.01A-NYCSR06A - MSW

Index of Exhibits

Exhibit A:    Bill of Sale and Supplementary Agreement
Exhibit B-1:     Form of Skadden Opinion
Exhibit B-2:    Form of Company General Counsel Opinion
Exhibit C:    Form of Buyer Opinion

    ii

985131.01A-NYCSR06A - MSW

Goodwin draft June 1, 2021
REVENUE PARTICIPATION RIGHTS PURCHASE AND SALE AGREEMENT
This REVENUE AND PARTICIPATION RIGHTS PURCHASE AND SALE AGREEMENT, dated as of June [_], 2021 (this “Agreement”), is made and entered into by and between Royalty Pharma Investments 2019 ICAV, an Irish collective-asset management vehicle (the “Buyer”), and MorphoSys AG, a German public limited company (the “Company”).
W I T N E S S E T H:
    WHEREAS, concurrently with entry into this Agreement, the Company is entering into that certain Agreement and Plan of Merger (the “Acquisition Agreement”) among the Company, MorphoSys Development Inc., an indirect wholly owned a subsidiary of the Company (“Acquisition Sub”), and [Diamond, Inc.] (the “Target”) whereby, subject to the terms and conditions of the Acquisition Agreement, Acquisition Sub will commence a tender offer to acquire all of the issued and outstanding shares of the Target (the “Offer”) and, as soon as practicable after the occurrence of the Offer Acceptance Time and pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, Acquisition Sub will merge with and into the Target (the “Merger”), and the Target will survive the Merger as a subsidiary of the Company;
WHEREAS, concurrently with entry into this Agreement, the Company and the Buyer, are entering into that certain royalty purchase agreement (the “Royalty Purchase Agreement”) and the Company and Royalty Pharma USA, Inc., an Affiliate of the Buyer, are entering into that certain development funding bond purchase agreement (the “Bond Purchase Agreement”);
WHEREAS, the parties intend to close the transactions contemplated by this Agreement, the Royalty Purchase Agreement and the Acquisition Agreement substantially concurrently, whereby the closing of the Offer will be immediately followed by the concurrent closings of the transactions contemplated by the Royalty Purchase Agreement and hereunder, and thereafter (and no later than the first (1st) Business Day following if the Merger cannot be consummated on the same day as the Offer is closed) the Merger and the other transactions contemplated by the Acquisition Agreement shall be consummated;
WHEREAS, the Target is, and following the Merger, the Company will be, in the business of, among other things, developing and commercializing the Target Products; and
WHEREAS, the Buyer desires to purchase the Revenue Participation Rights from the Target, and the Company desires to cause the Target to sell the Revenue Participation Rights to the Buyer, in each case on the terms and conditions set forth in the RP Agreements.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in the RP Agreements and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS
Section 1.1Definitions. The following terms, as used herein, shall have the following meanings:
“Acquisition Agreement” is defined in the recitals.
“Acquisition Sub” is defined in the recitals.
“Active Ingredient” means clinically active material that provides pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).
“Additional Payment” is defined in Section 3.3.
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes of this Agreement, an Affiliate of the Company shall be deemed to include the Target and its Subsidiaries but only following the Closing.
“Agreement” is defined in the preamble.
“Back-Up Security Interest” is defined in Section 2.1(b).
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” is defined in Section 2.3.
“Bond Purchase Agreement” is defined in the recitals.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, USA or Frankfurt, Germany are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 7.1(a).
“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of a Target Product.
“Clinical Updates” means (a) a summary of material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the progress of each such Clinical Trial, any material modifications to each such Clinical Trial, and any adverse events and serious adverse events in the Clinical Trials, (b) decisions to start new Clinical Trials and (c) investigator brochures for the Target Product. Copies of internal presentations or reports of summaries of such material information or developments, and copies of presentations or reports received by the Company from any Third Party, may be used as Clinical Updates.
“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Rights hereunder.
“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.
“Combination Target Product” means:
(a)a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Target Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or
(b)a combination therapy comprised of a Target Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together;
in each case, including all dosage forms, formulations, presentations, and package configurations.
Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7).
“Commercial Updates” means a summary of material updates with respect to the Company’s and its Affiliates’ and any Licensee’s sales and marketing activities and commercial manufacturing matters with respect to a Target Product. Copies of internal presentations or reports of summaries of such material information or developments, and copies of presentations or reports received by the Company from any Third Party, may be used as Commercial Updates.
“Commercialization” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Target Product (including the making, using, importing, selling and offering for sale of such Target Product), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling such Target Product, importing, exporting or transporting such Target Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization.
“Commercially Reasonable Efforts” is defined in Section 6.9.
“Company” is defined in the preamble and shall be deemed to include (a) the Company’s Subsidiaries, including, following the closing of the Merger, the Target and (b) any assignee of the Company pursuant to Section 10.4 in lieu of the Company and the Company’s Subsidiaries (including the Target).

“Company Indemnified Parties” is defined in Section 7.1(b).
“Confidential Information” is defined in Section 8.1.
“CPI-0209” means (a) the small molecule inhibitor of enhancer of zeste homolog 2 (EZH2), known as CPI-0209 and with the structure of CPI-0209 as disclosed in a letter from the Company to the Buyer dated as of the date hereof, (b) any derivative, radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, metabolites, ester forms, deuterated forms or pro drugs of such molecule, and (c) any pharmaceutical product that contains any of the foregoing, in each case, in any formulation, dosage form, dosing regimen, strength, or route of administration.
    “CPI-0209 Revenue Payment” means, for each calendar quarter during the Royalty Term for CPI-0209, an amount payable to the Buyer equal to the amount of worldwide aggregate Net Sales of CPI-0209 during such calendar quarter multiplied by three percent (3%).
“Delivery Deadline” shall mean ten (10) Business Days.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Company concurrently with the execution of this Agreement.
“Disclosing Party” is defined in Section 8.1.
“EMA” means the European Medicines Agency, or any successor agency thereto.
“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“First Commercial Sale” means, with respect to a Target Product or Generic Product, as applicable, on a country-by-country basis, the first sale for commercial use or consumption by an end-user of such product in such country after Marketing Approval of such product has been granted in such country, or such commercial marketing and sale is otherwise permitted, by the Regulatory Authority of such country.
“Generic Launch Quarter” means, with respect to a particular Generic Product on a country-by-country basis, the calendar quarter in which the First Commercial Sale of the applicable Generic Product occurs in such country.
“Generic Product” means, with respect to a particular Target Product on a country-by-country basis, a product that (a) contains the same Active Ingredient as the applicable Target Product, (b) relies on or receives Marketing Approval through the use of data included in the regulatory submissions for such Target Product and is categorized by the applicable Regulatory Authority in such country to be therapeutically equivalent to, or interchangeable with, such Target Product, such that the pharmaceutical product may be substituted for such Target Product at the point of dispensing, and (c) is lawfully sold or marketed for sale in such country by a Third Party (not licensed, supplied or otherwise permitted by the Company or its Affiliates, licensees or sublicensees).
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Gross Sales” is defined in the definition of “Net Sales”.
“Improvements” means any improvement, invention or discovery with respect to a Target Product, including the composition of matter or formulation, or the method of manufacture of a Target Product and any and all derivatives thereof.
“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.
“In-License” means any license, settlement agreement or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates obtains a license or a covenant not to sue or equivalent grant of rights to Intellectual Property Rights (other than commercial off the shelf software) of such Third Party that is necessary or useful for the research, development, manufacture, use or Commercialization of a Target Product.
“Indemnified Party” is defined in Section 7.2.
“Indemnifying Party” is defined in Section 7.2.
“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time, to the extent owned : (a) the Patent Rights; (b) proprietary rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, to the extent with respect to a Target Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, to the extent with respect to a Target Product; (d) proprietary rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples, in each case, to the extent with respect to a Target Product; (e) proprietary rights in all Know-How with respect to a Target Product or reasonably necessary or useful for the development, manufacture or Commercialization of such Target Product; (f) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, to the extent with respect to a Target Product; (g) claims of infringement and misappropriation against Third Parties to the extent with respect to any of the foregoing; and (h) regulatory filings, submissions, applications, registrations and approvals to the extent with respect to a Target Product.
“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, with respect to a Target Product in any country, or any abandonments or other termination of prosecution with respect to any of the

Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Know-How” means any and all proprietary confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, databases, data collections, chemical and biological materials and the results of experimentation and testing).
“Knowledge of the Company” means the actual knowledge of the individuals listed in Schedule 1.1(b) of the Disclosure Schedule, after reasonable due inquiry, including reasonable due inquiry of the Target through the Target’s representations and warranties (and attendant disclosure schedules thereto) made in the Acquisition Agreement and in due diligence by the Company for purposes of entering into the Acquisition Agreement.
“Licensee” means, with respect to any Target Product, a Third Party to whom the Company or any Affiliate of the Company has granted a license or sublicense to develop, have developed, make, have made, seek Marketing Approvals for, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Target Product.
“Lien” shall be as defined in the Royalty Purchase Agreement.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Loss of Market Exclusivity” [REDACTED]
“Major Market” means the United States, Germany, the United Kingdom, France, Spain, Italy or Japan.
“Marketing Approval” means, an NDA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification in any other jurisdiction, necessary or reasonably useful to market a Target Product and approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required.
“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing, duration or amount of the Revenue Payments; (b) a material adverse effect on (i) a Target Product, (ii) the Intellectual Property Rights, including the Company’s rights in or to the Intellectual Property Rights, (iii) any Marketing Approval of a Target Product a Major Market, or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Company and, after the Closing, the Target, to perform any of its and their obligations under this Agreement (including the Company’s ability to cause the Target to execute, deliver and perform any of its obligations under the Bill of Sale), (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Company and its Affiliates (taken as a whole); or (c) an adverse effect in any material respect on the Revenue Participation Rights or the Back-Up Security Interest.
“Merger” is defined in the recitals.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.
“Net Sales” [REDACTED]
“Offer” is defined in the recitals.
“Offer Acceptance Time” shall be as defined in the Acquisition Agreement.
“Other Component” is defined in the definition of “Combination Target Products”.
“Out-License” means any license between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates grants a material license or sublicense of Intellectual Property Rights to a Licensee to market, detail, promote, sell or secure reimbursement of a Target Product.
“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
“Patent Rights” means any and all Patents owned or in-licensed by the Company or any of its Affiliates or under which the Company or any of its Affiliates is or may become empowered to grant licenses, the subject matter of which is necessary or reasonably useful in the development or Commercialization of a Target Product, as well as any existing or future Patents covering any Improvements.
“Pelabresib” means (a) the small molecule inhibitor of bromodomain and extra-terminal domain (BET) proteins, known as pelabresib or CPI-0610 and as structurally described on Schedule 1.1(c) of the Disclosure Schedule, (b) any derivative, radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, metabolites, ester forms, deuterated forms or pro drugs of such molecule, and (c) any pharmaceutical product that contains any of the foregoing, in each case, in any formulation, dosage form, dosing regimen, strength, or route of administration.
“Pelabresib Revenue Payment” means, for each calendar quarter during the Royalty Term for Pelabresib, an amount payable to the Buyer equal to the amount of worldwide aggregate Net Sales of Pelabresib during such calendar quarter multiplied by three percent (3%).
“Permitted Liens” shall be as defined in the Royalty Purchase Agreement.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Receiving Party” is defined in Section 8.1.
“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Entity or Regulatory Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authority or other applicable Governmental Entity.
“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.
“Regulatory Exclusivity Period” means, on a Target Product-by-Target Product basis in any country, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Target Product in such country or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Target Product.
“Regulatory Updates” means a summary of any and all material information and developments that materially impact a Target Product with respect to any regulatory filings or submissions made to any Regulatory Authority. Copies of internal presentations or reports of summaries of such material information or developments, and copies of presentations or reports received by the Company from any Third Party, may be used as Regulatory Updates.
“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.
“Report” is defined in Section 6.1.
“Revenue Participation Purchase Price” is defined in Section 2.2.
“Revenue Participation Rights” means the rights to receive the Revenue Payments.
“Revenue Payments” means the CPI-0209 Revenue Payments and Pelabresib Revenue Payments.
“Royalty Purchase Agreement” is defined in the recitals.
“Revenue Report” is defined in Section 6.3.
“Royalty Term” [REDACTED]
“RP Agreements” means this Agreement, the Royalty Purchase Agreement and the Bond Purchase Agreement and the exhibits, annexes, schedules and ancillary agreements and instruments related thereto.
“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any of its Affiliates or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of any Target Product.
“SEC” means the U.S. Securities and Exchange Commission.
“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Company directly or indirectly through one or more intermediaries. For purposes hereof, the Company shall be deemed to control a partnership, limited liability company, association or other business entity if the Company, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Target” is defined in the recitals.
“Target Product” and “Target Products” means, individually and collectively, CPI-0209 and Pelabresib, and shall also be deemed to include all Combination Target Products but only to the extent of CPI-0209 or Pelabresib, respectively.
“Target Product Rights” means any and all of the following, as they exist in any Major Market: (a) Patent Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to any of the Target Products in each Major Market Country and (c) In-Licenses.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party” means any Person that is not the Company or the Company’s Affiliates.
“Transaction Agreements” means this Agreement, the Royalty Purchase Agreement, the Bond Purchase Agreement, the Acquisition Agreement and the exhibits, annexes, schedules and ancillary agreements and instruments related thereto.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“U.S. GAAP” means generally accepted accounting principles in the United States in effect from time to time.
“Valid Claim” means (a) a claim of an issued and unexpired patent which has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken or can be taken; and (b) a claim of a pending application, which pending application (i) has not been pending for more than seven (7) years from the date of its earliest priority date, and (ii) which claim has not been finally abandoned. For the avoidance of doubt, any claim of an application which directly or indirectly claims priority to any application filed more than seven (7) years from the date of its earliest priority date shall not be a Valid Claim unless and until such claim becomes the claim of an issued and unexpired patent falling within subsection (i) of this definition, and provided, further, if such pending claim with a pendency period of seven (7) years or longer subsequently issues, it will be deemed a Valid Claim upon issuance.
“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for or levied in addition to, such tax referred to in (a), or imposed elsewhere, including, in each case of (a) or (b), any interest, penalty, addition thereto (whether disputed or not) and any other related costs, interest, fees, charges and expenses of whatsoever nature.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)references to a Person are also to its permitted successors and assigns;
(e)definitions are applicable to the singular as well as the plural forms of such terms;
(f)references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States (and all payments hereunder shall be made in U.S. dollars cash in immediately available funds);
(h)references to the Transaction Agreements include any amendments or modifications to such Transaction Agreements made not in violation of the terms of the RP Agreements; and
(i)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT
Section 2.1    Purchase, Sale and Assignment.
(a)At the Closing and upon the terms and subject to the conditions of this Agreement and the other RP Agreements, the Company shall cause the Target to sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Target, the Revenue Participation Rights free and clear of all Liens other than Permitted Liens. Immediately upon the sale to the Buyer by the Target of the Revenue Participation Rights pursuant to this Section 2.1, the Target relinquishes all title and control over the Revenue Participation Rights and all of the Target’s right, title and interest in and to the Revenue Participation Rights shall terminate, and all such right, title and interest shall vest in the Buyer.
(b)It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Target to the Buyer of all of the Target’s right, title and interest in and to the Revenue Participation Rights. Neither the Company nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Company or to any of the Company’s Affiliates, or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Rights and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Company’s or the Target’s estates in the event of the filing of a petition by or against the Company or the Target under any Bankruptcy Laws. Each of the Company and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Target to the Buyer of all of the Target’s right, title and interest in and to the Revenue Participation Rights under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against the Company, including the Target, in any bankruptcy or insolvency proceeding relating to the Company or its Subsidiaries. Accordingly, the Company and the Target shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Rights as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Company hereby authorizes and shall cause the Target to authorize the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Target as the debtor and the Buyer as the secured party in respect to the Revenue Participation Rights. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Company shall, or shall cause the Target to, grant to the Buyer a security interest in and to all right, title and interest in, to and under the Revenue Participation Rights and the Revenue Payments (excluding, for the avoidance of doubt, accounts and payment intangibles (each as defined in the UCC), and the Company does hereby authorize and shall, after the Closing, cause the Target to authorize, the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”). The parties agree that the Back-Up Security Interest is being granted as security for the payment of amounts to the Buyer equal to the Revenue Participation Purchase Price plus the

Additional Payment (if paid) (including a market rate of return on such amounts) less all Revenue Payments received by the Buyer pursuant to this Agreement.
Section 2.2    Revenue Participation Purchase Price. At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Target for the sale, transfer, assignment and conveyance of the Revenue Participation Rights to the Buyer is [REDACTED], non-creditable and non-refundable, in cash and payable in U.S. dollars in immediately available funds (the “Revenue Participation Purchase Price”).
Section 2.3    No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Rights and is not assuming any liability or obligation of the Company or the Target of whatever nature, whether presently in existence or arising or asserted hereafter.
Section 2.4    Bill of Sale. At the Closing, upon confirmation of the receipt of the Revenue Participation Purchase Price, the Company shall cause the Target to deliver to the Buyer a duly executed bill of sale and supplementary agreement evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Rights and in which the Target makes certain representations, warranties and agreements in connection with the transactions contemplate by this Agreement, in the form attached hereto as Exhibit A from the Target to the Buyer (the “Bill of Sale”).
Section 2.5    VAT. The parties hereto acknowledge and agree that no VAT liability is expected to arise in connection with any of the transactions contemplated by this Agreement.
ARTICLE 3

CLOSING; PAYMENT OF ADDITIONAL PURCHASE PRICE
Section 3.1    Closing. Subject to the satisfaction of the conditions set forth in ARTICLE 5, the Closing shall take place remotely via the exchange of documents and signatures immediately following the Offer Acceptance Time (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, time and date as the parties hereto may mutually agree.
Section 3.2    Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Revenue Participation Purchase Price to the Target without set-off (by contract or otherwise), by electronic funds transfer or wire transfer of immediately available funds to the account specified in writing by the Company reasonably prior to the Closing.
Section 3.3    Payment of Additional Purchase Price. The Buyer shall deliver (or cause to be delivered) a one-time non-refundable and non-creditable cash payment of [REDACTED] to the Target (or its designee) (the “Additional Payment”), without set-off (by contract or otherwise), by electronic funds transfer or wire transfer of immediately available funds in U.S. dollars to one or more accounts specified by the Target within ten (10) Business Days of the Buyer’s receipt of Pelabresib Revenue Payments with respect to Net Sales of Pelabresib in a calendar year in excess of [REDACTED] Any such payment by the Buyer, if and when made hereunder, shall constitute the payment of additional purchase price for the Buyer’s purchase of the Revenue Participation Rights.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
Section 4.1    Company’s Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto, the Company represents and warrants to the Buyer as of the date of this Agreement that:
(a)Existence; Good Standing. The Company is a German stock corporation (Aktiengesellschaft) duly organized, validly existing and in good standing under the laws of Germany. The Company has all necessary power and authority to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.
(c)Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of association (Satzung) of the Company or rules of procedure of the Supervisory Board of the Company, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Company or the Revenue Participation Rights, (iii) contravene or conflict with, or constitute a default under, any agreement binding upon or applicable to the Company or, to the Knowledge of the Company, the Revenue Participation Rights, except for such contraventions, conflicts or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) contravene or conflict with, or constitute a material default under, any Judgment binding upon or applicable to the Company or, to the Knowledge of the Company, the Revenue Participation Rights.
(e)Consents. Except for any filings required by the federal securities laws or stock exchange rules and as provided in Schedule 4.1(e) of the Disclosure Schedule, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Company or any of its Affiliates in connection with (i) the execution and delivery by the Company of this Agreement, (ii) the performance by the Company of its obligations under this Agreement or (iii) the consummation by the Company of any of the transactions contemplated by this Agreement.

(f)No Litigation. Neither the Company nor any of its Affiliates is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Company, no such action, suit, investigation or proceeding has been threatened in writing against the Company or its Affiliates, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.
(g)Target Product-Related R&Ws. The Company has provided the Buyer with true and complete copies of the Acquisition Agreement (including the disclosure schedules thereto) and the Company has no Knowledge of any events or circumstances that would make the representations and warranties made by the Target in the Acquisition Agreement (and the disclosure schedules thereto) materially and adversely inaccurate or that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(h)No Liens; Title to Revenue Participation Right. None of the property or assets, including Intellectual Property Rights, of the Target, the Company or any of their Affiliates is subject to any Lien, except for a Permitted Lien. Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement and the Acquisition Agreement, good and marketable title to the Revenue Participation Rights, free and clear of all Liens except Permitted Liens.
(i)Indebtedness. There has been no material change to the outstanding Indebtedness of the Company and its Subsidiaries as reported in the Company’s first quarter interim statements filed with the SEC on Form 6-K on May 5, 2021.
(j)Lien Related Representation and Warranties. The Company’s exact legal name is, and for the immediately preceding five (5) years has been, “MorphoSys AG”. The Company is, and for the prior five (5) years has been, incorporated in Germany.
(k)Brokers’ Fees. Except as set forth on Schedule 4.1(k) of the Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.2    Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Company that as of the date of this Agreement:
(a)Existence; Good Standing. The Buyer is an Irish collective-asset management vehicle duly organized, validly existing and in good standing under the laws of Ireland.
(b)Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(e)Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
(g)Financing. The Buyer has sufficient cash to pay the Revenue Participation Purchase Price at the Closing and will have sufficient cash to pay the Additional Payment if and when due hereunder. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(h)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.3    No Implied Representations and Warranties. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Company specifically contained in ARTICLE 4 and by the Target contained in the Bill of Sale, (a) there are no representations or warranties of the Company or the Target either expressed or implied with respect to the Patent Rights or Revenue Payments and that the Buyer does not rely on, and shall have no remedies hereunder in respect of, any representation or warranty not specifically set forth in ARTICLE 4, or the Bill of Sale and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees any sales of the Target Products or the amount of the aggregate Revenue Payments due to the Buyer (it being understood and agreed that nothing in this Section 4.3 shall limit the Company’s obligations under ARTICLE 7 in accordance with its terms). Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Section 4.3.
ARTICLE 5

CONDITIONS TO CLOSING
Section 5.1    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)There shall not have been issued and be in effect any Judgment by or before any court of competent jurisdiction in an action brought by any Governmental Entity that enjoins or prevents the consummation of the transactions contemplated by this Agreement.
(b)The occurrence of the Offer Acceptance Time.
(c)The transactions contemplated by the Royalty Purchase Agreement shall close simultaneously with the Closing.
(d)The Development Funding Bond Purchase Agreement shall have been executed and delivered by the Company on the date hereof.
(e)The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 certifying that the Target is not subject to U.S. federal withholding tax or backup withholding of U.S. federal income Tax.
(f)The Buyer shall have received a certificate of the CEO and CFO of the Company, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Company executing this Agreement and (ii) the attached thereto copies of (A) the Company’s articles of association (Satzung), (B) rules of procedure of the Supervisory Board of the Company, and (C) resolutions adopted by the Company’s Supervisory Board or Management Board authorizing the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.
(g)The Company shall have delivered to the Buyer (i) legal opinions of Skadden, Arps, Slate Meagher & Flom LLP, as counsel to the Company, in substantially the form attached hereto as Exhibit B-1 and (ii) a legal opinion of the general counsel of the Company, in substantially the form attached hereto as Exhibit B-2.
Section 5.2    Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)There shall not have been issued and be in effect any Judgment by or before any court of competent jurisdiction in an action brought by any Governmental Entity that enjoins or prevents the consummation of the transactions contemplated by this Agreement.
(b)The transactions contemplated by the Royalty Purchase shall close simultaneously with the Closing.
(c)The Development Funding Bond Purchase Agreement shall have been executed and delivered by Royalty Pharma USA, Inc. as of the date hereof.
(d)The Company shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that payments to the Buyer of the Revenue Payments are exempt from U.S. federal withholding Tax pursuant to the U.S.-Ireland income tax treaty.
(e)The Buyer shall have delivered to Company a legal opinion of Matheson, as counsel to the Buyer, in substantially the form attached hereto as Exhibit C.

(f)The Company shall have received a certificate of the Secretary of the manager of the Buyer, dated the Closing Date, certifying as to the incumbency of the officer executing this Agreement on behalf of the Buyer.
ARTICLE 6

COVENANTS
Section 6.1    Reporting. From and after the Closing until the quarter ending after the First Commercial Sale of a Target Product in any country, the Company shall use commercially reasonably efforts to provide the Buyer promptly following the end of every other calendar quarter, but in any event no later than forty-five (45) calendar days after the end of such calendar quarter, a reasonably detailed report of material updates (the “Report”) setting forth, with respect to such six-month period, (a) the Clinical Updates, (b) the Regulatory Updates, (c) the Commercial Updates, and (d) the Intellectual Property Updates on a Target Product-by-Target Product basis, provided, that, updates and information which are subject to attorney-client privilege shall be communicated separately and to the extent and in such manner so as reasonably maximize disclosure of updates and information specified in this Agreement but protect such privilege. The Company shall also provide the Buyer with such additional reasonable information regarding the updates included in each Report as the Buyer may reasonably request from time to time. Beginning with the quarter following the First Commercial Sale of a Target Product and during the Royalty Term, the Company may provide such Report for such Target Product on an annual, rather than semi-annual basis. The Company also agrees that if a Report is not deliverable or delivered for a particular quarter, the Company shall provide the Buyer with a telephonic quarterly update of material developments during a call to be scheduled at a mutually convenient time between the Company’s and the Buyer’s management teams. The Company shall prepare and maintain and shall cause its Affiliates and use commercially reasonable efforts to cause any Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. In addition, the Company shall use commercially reasonable efforts to provide the Buyer with prompt (and in any event by the Delivery Deadline) written notice of the achievement of any development, sales, regulatory or other milestone event set forth in an Out-License. For clarity, all Reports, and the information contained therein, and information provided on the quarterly calls, shall be the Confidential Information of the Company and subject to the obligations of confidentiality set forth in Article 8 of this Agreement.
Section 6.2    Revenue Payments; Revenue Participation and Revenue Payment Details.
(a)Subject to the terms and conditions of this Agreement, from and after the later of (i) the Closing and (ii) the First Commercial Sale of a Target Product in any country, the Company shall cause the Target to pay to the Buyer during the Revenue Term the Revenue Payment in U.S. dollars in immediately available funds for each calendar quarter promptly, but in any event no later than forty-five (45) calendar days after the end of each such calendar quarter. A late fee of [REDACTED] over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Revenue Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.
(b)Subject to the Company’s receipt of the documentation referenced in Section 5.2(d), the Company and the Buyer agree that, under currently applicable law, no deduction or withholding for or on account of any U.S. or non-U.S. tax (including, for the avoidance of doubt, German VAT and German withholding tax) is required to be made from any payment pursuant to the transactions contemplated by this Agreement. If any amount is required by applicable law to be deducted or withheld, the parties shall cooperate fully in good faith, as and to the extent reasonably requested by the other party, (A) to eliminate or reduce any such deduction or withholding (including through the request and provision of any statement, forms or other documents to reduce or eliminate any such deduction or withholding, and the provision of any other assistance, including, for example, through a restructuring to effect such reduction or elimination, or by applying for a refund of any deducted or withheld amount), and (B) in connection with any audit, litigation or other proceeding with respect to such withholding relating to the Revenue Participation Rights.
(c)From and after the First Commercial Sale of a Target Product in any country and during the Royalty Term, the Company shall provide the Buyer promptly following the end of each calendar quarter (a “Revenue Report”), but in any event no later than forty-five (45) calendar days after the end of such calendar quarter a report setting forth in reasonable detail (i) Gross Sales and Net Sales for the applicable calendar quarter, on a country-by-country and Target Product-by-Target Product basis (including a reasonable break-down of permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.4(d)), (ii) the calculation of the Revenue Payment payable to the Buyer for the applicable calendar quarters, identifying, on a country-by-country basis, the number of units of each Target Product sold by the Company, its Affiliates and, if available, each Licensee and (iii) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s annual financial statements in accordance with International Financial Reporting Standards (IFRS) and/or accounting principles generally accepted in the United States), as applicable. For clarity, all Revenue Reports, and the information contained therein, shall be the Confidential Information of the Company and subject to the obligations of confidentiality set forth in Article 8 of this Agreement.
Section 6.3    Inspections and Audits of the Company. Following the Closing, upon at least ten (10) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Company to be made of the Company’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Revenue Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that Revenue Payments previously paid were incorrect by an amount less than or equal to [REDACTED] of the Revenue Payments actually paid or (ii) the Company, if the independent public accounting firm determines that Revenue Payments previously paid were incorrect by an amount greater than [REDACTED] of the Revenue Payments actually paid. Any such accounting firm shall not disclose the confidential information of the Company or any such Licensee relating to a Target Product to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of Revenue Payments or otherwise would be included in a Revenue Report or other Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information.
Sction 6.4    Intellectual Property Matters.
(a)The Company shall provide to the Buyer a copy of any written notice received by the Company or the Target from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Target Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Company or the Target related thereto, as soon as practicable and in any event not later than the Delivery Deadline following such delivery or receipt.
(b)The Company shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right of which a member of the Company’s executive team or senior intellectual property manager (including those of the Target) becomes aware. Without limiting the foregoing, the Company shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Company or the Target, as well as copies of material correspondence related thereto, as soon as practicable and in any event not later than the Delivery Deadline following such delivery or receipt.
(c)Where reasonably practicable, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Company shall provide the Buyer with written notice of such enforcement action.
(d)If the Company recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights with respect to a Target Product, where such damages, whether in the form of judgment or settlement, result from such infringement of such Patent Rights, such recovery will be allocated first to the reimbursement of any expenses incurred by the Company in bringing such action (including all reasonable attorney’s fees), and any remaining amounts allocable to infringement of the Patent Rights will be treated as Net Sales of such Target Product.
Section 6.5    In-Licenses.
(a)The Company shall use commercially reasonable efforts to comply in all material respects with its obligations under any In-Licenses and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof and, prior to the Closing, shall exercise its rights under the Acquisition Agreement to ensure that the Target so complies. Promptly, and in any event by the Delivery Deadline, the Company shall provide a copy of any written notice (or a summary of any oral notice of which it is aware) from a counterparty to any In-Licensee or its Affiliates of an asserted material breach under any In-License. The Company shall use its commercially reasonable efforts to cure any material breaches by it under any In-License and shall keep the Buyer reasonably informed of the status of its curing any such breach. The Company shall provide the Buyer with written notice promptly (and in any event by the Delivery Deadline) following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Company further agrees to provide the Buyer with prior written notice of (i) any Company termination of any In-License and (ii) any Company notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License.
(b)The Company shall promptly (and in any event by the Delivery Deadline) provide the Buyer with (i) reasonably redacted executed copies of each In-License entered into by the Company or its Affiliates and (ii) reasonably redacted executed copies of each material amendment, supplement, modification or written material waiver of any provision of each In-License.
Section 6.6    Out-Licenses.
(a)The Company may enter into an Out-License with a Third Party or enter into an agreement to research, develop or manufacture any Target Product in all or any portion of the world without the Buyer’s prior written consent; provided, that such license shall not assign or otherwise convey title to or impose any Lien with respect to any Target Products, other than the grant of the license or sublicense or ordinary course contractual rights (such as rights of first offer, negotiation, etc.), in favor of any Third Party.
(b)The Company shall reasonably promptly (and in any event by the Delivery Deadline) provide the Buyer with (i) reasonably redacted, executed copies of each Out-License and (ii) reasonably redacted executed copies of each material amendment, supplement, modification or written material waiver with respect to an Out-License.
(c)The Company shall use commercially reasonable efforts to ensure that each Out-License contains provisions permitting the Company to audit such Licensee on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Company set forth in Section 6.3.
(d)The Company shall provide the Buyer with prompt (and in any event by the Delivery Deadline) descriptions (in reasonable detail) of any Licensee’s material breach of its obligations under any Out-License of which a member of the Company’s executive team or senior legal counsel becomes aware. Promptly, and in any event by the Delivery Deadline, the Company shall provide a copy of any written notice (or a summary of any oral notice of which it is aware) from a counterparty to any Out-Licensee or its Affiliates of an asserted material breach under any Out-License.
(e)The Company shall provide the Buyer with prompt (and in any event by the Delivery Deadline) descriptions (in reasonable detail) of the termination of any Out-License.
Section 6.7    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Company (on its behalf and on the Target’s behalf) and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by the Transaction Agreements. Each of the Buyer and the Company agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 6.8    Delivery Deadline. The Company agrees to use its commercially reasonable efforts to meet the Delivery Deadlines provided for herein; provided, that the Company shall have a ten (10) Business Day cure period to provide such notices or make such deliveries or reports, as the case may be, if the Company is unable to meet the applicable Delivery Deadline despite using its commercially reasonable efforts to do so.Commercially Reasonable Efforts.
(a)    The Company shall use Commercially Reasonable Efforts to develop the Target Products to commercialization, in the ordinary course of business, consistent with past practice, and to commercialize the Target Products. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended and resources required by the Company with respect to any objective, those reasonable, good faith efforts and resources to accomplish such objective as commonly used by a commercial-stage public biotechnology company of similar size and resources of the Company to accomplish a similar objective under similar circumstances. With respect to any efforts relating to development of a Target Product by the Company, generally or with respect to any particular country, the Company will be deemed to have exercised Commercially Reasonable Efforts if it has exercised those efforts normally used by it, in the relevant country, with respect to a compound, product or product candidate, as applicable (a) of similar modality controlled by it, or (b) (i) to which it has similar rights, (ii)

which is of similar market potential in such country, and (iii) which is at a similar stage in its development or product life cycle, as the Target Product, in each case, taking into account all relevant factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of the Company’s obligations hereunder is adversely affected by a Third Party’s failure to perform its obligations, the impact of such performance failure will be taken into account in determining whether the Company has used its Commercially Reasonable Efforts to perform any such affected obligations.
(b)    Notwithstanding anything to the contrary in this Agreement or any of the other RP Agreements, the Buyer hereby agrees and acknowledges that, (i) the Revenue Payment obligations will only arise if the development of any Target Products leads to Commercialization, and that there can be no assurance regarding the occurrence of such Commercialization or generation of revenue therefrom, (ii) the Company shall have no obligation to make any Revenue Payments under this Agreement unless a First Commercial Sale has occurred and (iii) consistent and in accordance with Section 6.9(a), the development or Commercialization program for each of the Target Products may be terminated in the ordinary course of business, consistent with past practice.
Section 6.10    Further Assurances. After the Closing, the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section 6.11    [REDACTED]
Section 6.12    Document Delivery.
(a)Within five (5) Business Days after the Closing, the Company shall deliver to Buyer a CD or other storage media containing true, correct and complete copies of all documents uploaded to the virtual data room maintained by or otherwise provided by the Company to the Buyer specifically for this transaction.
(b)Subject to the next sentence, within ten (10) Business Days after the date hereof, the Company shall deliver to Buyer one CD or other storage media containing true, correct and complete copies of all documents uploaded to the virtual data room maintained by or otherwise provided by the Company to the Buyer specifically for this transaction. Within ten (10) Business Days after the date hereof, the Company shall deliver to Goodwin Procter LLP, counsel to the Buyer, one (1) CD or other storage media containing true, correct and complete copies of all attorney-eyes only documents uploaded to the virtual data room maintained by or otherwise provided by the Company to the Buyer specifically for this transaction, for attorney eyes only until after the Closing. For clarity, such media and its contents are Confidential Information of the Company.
Section 6.13    Bill of Sale. At or as promptly as possible after (but, in any event, on the same day as) the Offer Acceptance Time, the Company shall cause the Target to execute and deliver to the Buyer the Bill of Sale. For clarity, any breach by the Company of this Section 6.13 shall not relieve the Buyer of any of its obligations to complete the transactions contemplated hereby, but the Buyer shall in such case be subject to (i) its indemnification obligations under ARTICLE 7 and (ii) the remedies contemplated by Section 10.11.

ARTICLE 7

INDEMNIFICATION
Section 7.1    General Indemnity. Subject to Section 7.3, from and after the Closing:
(a)the Company hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Company in this Agreement and (ii) any breach of any of the covenants or agreements of the Company in this Agreement; and
(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and its and their directors, officers, agents and employees (“Company Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Company Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.
Section 7.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Company Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Company Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 7.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 7.3    Limitations on Liability.
(a)General. No party hereto shall be liable for any indirect, consequential, punitive, special or incidental damages under this Agreement, including as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement (including the Bill of Sale). Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 7, for Losses of Revenue Payments that the Buyer was entitled to receive in respect of its ownership of the Revenue Participation Rights but did not receive timely or at all due to such indemnifiable event, and such missing or Revenue Payments shall not be deemed indirect, consequential, punitive, special or incidental damages.
Section 7.4    Third-Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 7.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and the Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 7.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 7.
Section 7.5    Exclusive Remedy. Except as set forth in Section 10.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this ARTICLE 7.
ARTICLE 8
CONFIDENTIALITY
Section 8.1    Confidentiality. Except as provided in this ARTICLE 8 or otherwise agreed in writing by the parties, the parties hereto agree that, beginning on the Closing Date and lasting until the expiration or termination of the last-to-expire or last-to-terminate Transaction Agreement, and for five (5) years thereafter (or for so long as any trade secrets are maintained as trade secrets by the Company), each party (the “Receiving Party”) shall (and shall cause its Subsidiaries to) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in the Transaction Agreements (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Transaction Agreements (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of any Transaction Document;
(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.
Section 8.2    Certain Disclosure Limitations. Notwithstanding anything in this Agreement to the contrary, with respect to information which is subject to attorney-client or other privilege or confidentiality obligations to Third Parties and asserted to be obligated to be disclosed by this Agreement, then, to the extent so obligated by this Agreement to be disclosed by this Agreement, shall be communicated separately and to the extent and in such manner so as reasonably maximize disclosure of updates and information specified in this Agreement but protect such privilege and to abide by confidentiality obligations.
Section 8.3    Authorized Disclosure.
(a)Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
(i)prosecuting or defending litigation;
(ii)complying with applicable laws, rules and regulations, including regulations promulgated by securities exchanges;
(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)for regulatory, tax or customs purposes;
(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or
(vii)disclosure as reasonably required to other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.
(b)Notwithstanding the foregoing in this ARTICLE 8, in the event the Receiving Party is required to make a disclosure of the Disclosing Party's Confidential Information pursuant to Sections 8.3(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and, in any case use reasonable efforts to secure confidential treatment of such information.
(c)Except for a press release previously approved in form and substance by the Company and the Buyer or any other public announcement using substantially the same text as such press release, or by the Target, for clarity, neither the Buyer nor the Company shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates' Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement, the other Transaction Agreements or the subject matter hereof or thereof without the prior written consent of the other party hereto or thereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance). Information already public shall not be subject to the foregoing obligations.
ARTICLE 9

TERMINATION
Section 9.1    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Company.
Section 9.2    Automatic Termination. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until the earlier of (a) sixty (60) days after such time as the Company is no longer obligated to make any Revenue Payments under this Agreement and (b) the termination of the Acquisition Agreement pursuant to its terms and the parties rights thereunder, at which point this Agreement shall automatically terminate, except in each case with respect to any rights that shall have accrued prior to such termination.
Section 9.3    Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement and any of the other RP Agreements: ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), this Section 9.3 (Survival) and ARTICLE 10 (Miscellaneous). Termination of any Transaction Agreement shall not relieve any party of liability in respect of breaches under any Transaction Agreement by any party on or prior to termination.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to the Company, to it at:
MorphoSys AG
Semmelweisstrasse7
82152 Planegg
Germany
Attention: CEO
Facsimile: Copy: General Counsel
Email: [REDACTED]

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:    [REDACTED]

If to the Buyer, to it at:
Royalty Pharma Investments 2019 ICAV
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: [REDACTED]
Email: [REDACTED]
With a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: [REDACTED]
Email: [REDACTED]
All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one (1) Business Day following sending within the United States by overnight delivery via commercial one- (1)-day overnight courier service.
Section 10.2    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 10.3    No Transfer of Beneficial Ownership; No Granting of Rights. Notwithstanding any other provision in this Agreement, the parties hereto agree that (i) the Company does not sell or transfer to the Buyer the legal or beneficial ownership of any intellectual property rights registered in a German register in connection with the Revenue Participation Rights, and (ii) the Company does not grant to the Buyer the right to use any intellectual property or other rights registered in a German register, or exploited or used in Germany, under, or as a consequence of, this Agreement.
Section 10.4    Assignment. The Company shall not sell or assign its or its Subsidiaries’ right, title or interest in any Target Product, the Target Product Rights or this Agreement to any Person, including by operation of law, merger, or otherwise, unless (A) to (i) an Affiliate, (ii) as part of a merger, operation of law or otherwise with respect to all or substantially all of its business or (iii) to a Third Party with respect to a Target Product and (B) in connection with any sale or assignment contemplated by clause (iii) to a Third Party, such Third Party acquires all or substantially all of the Company’s and its Subsidiaries’ right, title and interest in all of such Target Product, the material Target Product Rights related to such Target Product and obligations under this Agreement with respect thereto and (C) in connection with any transaction contemplated by clause (i), (ii) or (iii), the Company causes such successor or assignee to deliver to the Buyer a writing reasonably acceptable to the Buyer in which such Person assumes such obligations of the Company a to the Buyer under this Agreement, or alternatively the Company remains responsible. For clarity, any assignment in connection with the foregoing may be subject to applicable Third Party consents. The Buyer may not sell or assign its or its Subsidiaries’ right, title or interest in this Agreement, including by operation of law, merger, or otherwise, unless to (i) an Affiliate, (ii) as part of a merger, operation of law or otherwise with respect to all or substantially all of its business or (iii) in whole or in part with respect to a Target Product to a financial (rather than strategic) buyer or other Third Party, other than, with respect to (i), (ii) or (iii) a Third Party that then is developing, manufacturing, marketing or selling a competing product with respect to a Target Product (and if such competitor becomes an Affiliate while this Agreement is in effect, that Third Party shall be firewalled so as to prevent any access to Confidential Information of the Company or its Affiliates (including the Target and its Subsidiaries)), provided that the Buyer promptly thereafter notifies the Company in writing thereof and the assignee has agreed in writing to be bound by the terms of this Agreement as if it were the Buyer hereunder. Any purported sale or assignment in violation of this Section 10.4 shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.
Section 10.5    Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 10.6    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 10.7    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Company and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 10.8    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 10.9    Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party. No party hereto shall have the power to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party hereto shall have any power or authority to bind or commit the other party. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 10.9.
Section 10.10    JURISDICTION; VENUE.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE COMPANY HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE COMPANY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE COMPANY IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.
Section 10.11    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 10.12    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 7.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.
Section 10.13    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

COMPANY
MORPHOSYS AG
By:
    Name:
    Title:
and
By:
    Name:
    Title:

BUYER
ROYALTY PHARMA INVESTMENTS 2019 ICAV

By: RP Management, LLC, its Manager and lawfully appointed attorney

By:
    Name:
    Title:

985131.01A-NYCSR06A - MSW

Exhibit A
Bill of Sale and Supplementary Agreement

985131.01A-NYCSR06A - MSW

Exhibit B-1
Form of Skadden Opinion1
[REDACTED]
Exhibit B-2
[REDACTED]
1     Note to Draft: All opinion letters to include appropriate qualifications/assumptions, but we have not included those here for purposes of having the substance of the opinion paragraphs agreed to.

985131.01A-NYCSR06A - MSW

Exhibit C
Form of Buyer Opinion
[REDACTED]

985131.01A-NYCSR06A - MSW